Exhibit 99.1

   Point Therapeutics Initiates Phase 2 Clinical Trial of PT-100 in
                 Advanced Non-Small Cell Lung Cancer

    BOSTON--(BUSINESS WIRE)--March 9, 2004--Point Therapeutics, Inc. (OTCBB:
POTP) announced today that it has initiated a Phase 2 clinical trial of the Company's lead therapeutic compound, PT-100, for the treatment of advanced non-small cell lung cancer (NSCLC). The study is designed to evaluate the anti-tumor and hematopoietic activity of PT-100 in combination with Taxotere(R) in Stage IIIb/IV NSCLC patients.
    Up to 41 patients will be studied in this single-arm, two-stage study which will evaluate the overall tumor response rates in patients with advanced NSCLC who have failed a platinum-containing regimen as first-line treatment. At approximately the mid-point of the study, tumor response rates will be compared to historical response rates to evaluate trial continuation. Other secondary endpoints will also be evaluated, including duration of tumor response, time to disease progression and incidence of severe neutropenia and anemia.
    "We are very excited to initiate the first of four planned Phase 2 clinical trials," said Don Kiepert, President and CEO of Point Therapeutics. "Our current clinical plans are to study PT-100 in three clinical indications and in combination with two different chemotherapeutic agents, a monoclonal antibody and as a single-agent therapy. We believe that PT-100 represents a first-in-class targeted cancer treatment. We have demonstrated that PT-100 stimulates a variety of cytokines and chemokines which provide upregulation of both innate and acquired immune systems. Because of PT-100's activity, we believe PT-100 can be developed as both an anti-tumor agent and hematopoietic stimulant."
    Lung cancer is the most common cause of cancer mortality in both males and females. It is estimated that there were approximately 174,000 new cases of lung cancer and about 157,000 deaths from the disease in the United States in 2003. Approximately 70% to 80% of patients with lung cancer are diagnosed with NSCLC.
    Other Phase 2 clinical studies planned for initiation in the first half of 2004 include PT-100 in combination with cisplatin to treat metastatic melanoma, PT-100 in combination with Rituxan(R) to treat chronic lymphocytic leukemia, and a study of single-agent PT-100 in metastatic melanoma.
    The Company plans to present its current projected clinical program via webcast on Tuesday, March 23, 2004 at 8:30 AM ET. Kiepert, along with Senior Vice President of Clinical and Regulatory Affairs, Maggie Uprichard, and Senior Vice President of Research, Barry Jones, will provide an overview of the Company's technology, the current status of the clinical program, and details on the four Phase 2 trials planned for 2004 as well as be available for questions.
    The dial-in for the call will be 1-877-407-8035 (U.S./Canada) or 201-689-8035 (International). Questions can only be taken through dial-in.
    The audio webcast and accompanying slides will be available through Point's website, http://www.pointtherapeutics.com as well as through http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=POTP.OB&script
=1010&item_id=862609.

    A webcast replay will be available at the Web sites through 11:59 PM ET March 23, 2005.

    ABOUT POINT THERAPEUTICS, INC.:

    Point is a Boston-based biopharmaceutical company developing small molecule drugs for the treatment of a variety of cancerous tumors and certain hematopoietic disorders. Point's lead product candidate, PT-100, has the potential to inhibit the growth of certain cancerous tumors.
    In 2004, the Company expects to initiate four Phase 2 clinical studies in three different oncology indications. The first Phase 2 study has been initiated and will investigate non-small cell lung cancer in combination with Taxotere(R). The other planned trials will study PT-100 in metastatic melanoma in combination with cisplatin, as a single-agent therapeutic in metastatic melanoma, and in chronic lymphocytic leukemia in combination with Rituxan(R). Point is currently testing PT-100 in combination with Rituxan(R) in a Phase 1 human clinical study in patients with hematologic malignancies, such as non-Hodgkin's lymphoma. Point is also developing PT-100 as a potential therapy for the treatment of hematopoietic disorders caused by chemotherapy treatments.

    Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements on the prospects for our drug development activities and results of operations based on our current expectations, such as statements regarding certain milestones with respect to our clinical program and our product candidates. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believe," "expect," "may," "will," "should," "seeks," "plans," "schedule to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including, but not limited to, the ability of the Company to (i) successfully develop products, (ii) obtain the necessary governmental approvals, (iii) effectively commercialize any products developed before its competitors and (iv) obtain and enforce intellectual property rights, as well as the risk factors described in the Company's Registration Statement on Form S-1 declared effective on December 22, 2003 and from time to time in the Company's other reports filed with the Securities and Exchange Commission.

    CONTACT: Point Therapeutics
             Richard N. Small, 617-933-2130
             or
             The Trout Group
             Investor Relations:
             Ritu Baral, 212-477-9007 Ext. 25